PROSPECTUS SUPPLEMENT DATED SEPTEMBER 19, 2000  FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JULY 11, 2000                     REGISTRATION NO. 333-36790
                                                             CUSIP NO. 00826TAD0

                                AFFYMETRIX, INC.
                                  $225,000,000

               4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
      700,943 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    This prospectus supplement supplements information contained in the prospectus dated July 11, 2000 relating to the potential sale from time to time of up to $225,000,000 aggregate amount of notes and the common stock into which the notes are convertible. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

    The following table supplements the information set forth in the prospectus under the caption "Selling Security Holders" with respect to the selling holders and the respective principal amounts of notes beneficially owned by the selling holders that may be offered pursuant to the prospectus, as amended or supplemented:

                                       PRINCIPAL AMOUNT    COMMON STOCK                   COMMON STOCK
                                           OF NOTES        ISSUABLE UPON                   OWNED AFTER
                                      BENEFICIALLY OWNED   CONVERSION OF   COMMON STOCK   COMPLETION OF
NAME                                     AND OFFERED         THE NOTES       OFFERED      THE OFFERING
----                                  ------------------   -------------   ------------   -------------
Alta Partners Holdings, LDC.........       2,000,000           6,230           6,230            --
Shell Pension Trust.................          92,000             286             286            --
Trusco Capital Management...........       2,000,000           6,230           6,230            --

    None of the above selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.